Exhibit 99.1

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for March 2023

HOUSTON, Texas, March 21, 2023 – PNC Bank, National Association, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today declared a monthly cash distribution to the holders (the “Unit Holders”) of its units of beneficial interest (the “Units”) of $19,095,065.72 or $0.409688 per Unit, based primarily upon the reported production of the Trust’s subject interests (the “Subject Interests”) during the month of January 2023. The distribution is payable April 14, 2023, to the Unit Holders of record as of March 31, 2023.

For the production month of January 2023, the owner of the Subject Interests, Hilcorp San Juan L.P. and the operator of the Subject Interests, Hilcorp Energy Company (collectively, “Hilcorp”), reported to the Trust net profits of $25,649,298 ($19,236,974 net royalty amount to the Trust).

Hilcorp reported $31,115,206 of total revenue from the Subject Interests for the production month of January 2023, consisting of $31,073,352 of gas revenues and $41,854 of oil revenues. For the Subject Interests, Hilcorp reported $5,465,907 of production costs for the production month of January 2023, consisting of $2,015,364 of lease operating expense, $3,431,221 of severance taxes and $19,322 of capital costs.

Based upon the information that Hilcorp provided to the Trust, gas volumes for the Subject Interests for January 2023 totaled 1,913,923 Mcf (2,126,581 MMBtu), as compared to 1,917,016 Mcf (2,130,018 MMBtu) for December 2022. Dividing gas revenues by production volume yielded an average gas price for January 2023 of $16.24 per Mcf ($14.61 per MMBtu), as compared to an average gas price for December 2022 of $10.32 per Mcf ($9.29 per MMBtu). Natural gas pricing was unusually high in January 2023 because of increased demand due to cold weather, low natural gas storage volumes on the West Coast, and pipeline constraints at that time.

Production from the Subject Interests continues to be gathered, processed, and sold under market sensitive and customary agreements, as recommended for approval by the Trust’s Consultant. The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit payments made by Hilcorp to the Trust, inclusive of sales revenues, production costs, capital expenditures, adjustments, actualizations, and recoupments. The Trust’s auditing process has also included detailed analysis of Hilcorp’s pricing and rates charged. As previously disclosed in the Trust’s filings, these revenues and costs (along with all costs) are the subject of the Trust’s ongoing comprehensive audit process by our professional consultants and outside counsel to ensure full compliance with all the underlying operative Trust agreements and evaluating all available potential remedies in the event there is evidence of non-compliance.

Contact:	San Juan Basin Royalty Trust

PNC Bank, National Association
PNC Asset Management Group
2200 Post Oak Blvd., Floor 18
Houston, TX 77056
website: www.sjbrt.com
e-mail: sjt@pnc.com

Ross Durr, RPL, Senior Vice President & Mineral Interest Director
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.